EXHIBIT 10.101

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and among Charter Communications, Inc., a Delaware corporation (the “Company”), and David G. Ellen (“Executive”), is dated as of November 10, 2016 (the “Effective Date”).

RECITALS:

WHEREAS, it is the desire of the Company to assure itself of the continued services of Executive by continuing to engage Executive as its Senior Executive Vice President and the Executive desires to serve the Company on the terms herein provided;

WHEREAS, Executive and the Company (the “Parties”) desire to enter into this Agreement in order for the Company and its affiliates to continue to engage the services of Executive and Executive desires to continue to serve the Company on the terms herein provided; and

WHEREAS, Executive’s agreement to the terms and conditions of Sections 13, 14 and 15 are a material and essential condition of Executive’s employment with the Company under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.    Certain Definitions.

(a)“Annual Base Salary” shall have the meaning set forth in Section 5.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Bonus” shall have the meaning set forth in Section 6.

(d)The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)    Executive’s willful breach of a material obligation (which, if curable, is not cured within ten (10) business days after the Company provides written notice of such breach) or representation under this Agreement, Executive’s willful breach of any fiduciary duty to the Company, which, if curable, is not cured within ten (10) business days after the Company provides written notice of such breach; or any act of fraud or willful and material misrepresentation or concealment upon, to or from the Company or the Board;

(ii)Executive’s willful failure to comply in any material respect with (A) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (B) any written Company policy, if such policy is material to the effective performance by Executive of Executive’s duties under this Agreement, and, if such failure is curable, if Executive has been given a reasonable opportunity to cure this failure to comply within a period of time which is reasonable under the circumstances but not more than the thirty (30)-day period after written notice of such failure is provided to Executive; provided that if Executive cures this failure and then fails again to comply with the same provision of the Code of Conduct or the same written Company policy, no further opportunity to cure that failure shall be required;

(iii)Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv)Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), with respect to (A) either a felony or a crime that materially adversely affects or could reasonably be expected to materially adversely affect the Company or its business reputation; or (B) fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v)Executive’s admission of liability of, or finding of liability by a court of competent jurisdiction for, a knowing and deliberate violation of any “Securities Laws”; provided that any termination of Executive by the Company for Cause pursuant to this clause (v) based on finding of liability by the court shall be treated instead for all purposes of this Agreement as a termination by the Company without Cause, with effect as of the date of such termination, if such finding is reversed on appeal in a decision from which an appeal may not be taken or as to which the time to appeal has expired. As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(vi)Executive’s illegal possession or use of any controlled substance or excessive use of alcohol, in each case at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior; or

(vii)Executive’s willful or grossly negligent commission of any other act or willful failure to act in connection with Executive’s duties as an executive of the Company which causes or should reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

No termination of Executive’s employment shall be effective as a termination for Cause for purposes of this Agreement or any other “Company Arrangement” (as defined in Section 11(f)) unless Executive shall first have been given written notice by the Board of its intention to terminate his employment for Cause, such notice (the “Cause Notice”) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. If, within twenty (20) calendar days after such Cause Notice is given to Executive, the Board gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board, Cause for terminating his employment on the basis set forth in the original Cause Notice exists, his employment hereunder shall thereupon be terminated for Cause, subject to de novo review, at Executive’s election, through arbitration in accordance with Section 28. If Executive commits or is charged with committing any offense of the character or type specified in subparagraph 1(d)(iv), (v) or (vi) herein, then the Company at its option may suspend Executive with or without pay and such suspension shall not constitute “Good Reason” hereunder or for purposes of any other arrangement with the Company. If Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any such offense, Executive shall immediately repay the after-tax amount of any compensation paid in cash hereunder from the date of the suspension. Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on restricted shares shall be tolled during the period of suspension and all unvested options and restricted shares for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any offense specified in subparagraph 1(d)(iv) or (v). However, if Executive is found not guilty of all offenses relating to his suspension, or the charges relating to all such offenses are otherwise dropped, Executive shall be entitled to immediate payment of any amounts not paid during the suspension and any awards as to which the vesting or lapsing of restrictions was tolled shall immediately vest and applicable restrictions shall immediately lapse.

(e)    “Change of Control” shall mean the occurrence of any of the following events:

(i)an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the acquisition of voting securities in a “Non-Control Transaction” (as hereinafter defined) shall not constitute a Change of Control;

(ii)the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii)the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other than (X) the Company, its subsidiaries or any entity controlling, controlled by or under common control with the Company (each such entity, an “affiliate”) or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger, was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger, had Beneficial Ownership of thirty-five percent (35%) or more of the then-outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)the approval by the holders of the Company’s then-outstanding voting securities of a complete liquidation or dissolution of the Company (other than where all or substantially all of assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v)the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to an affiliate of the Company) unless such sale or disposition constitutes a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing, a Change of Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(g)“Committee” shall mean either the Compensation and Benefits Committee of the Board, or a subcommittee of such Committee duly appointed by the Board or the Committee, or any successor to the functions thereof.

(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Corporate Office” shall mean the Company’s offices in or near the metropolitan areas of Stamford, Connecticut or New York, New York.

(j)“Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 10(a)(ii)-(vi), the date of termination of employment as provided thereunder. After the Date of Termination, unless otherwise agreed by the Parties, Executive shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, have no duties that are inconsistent with his having had a “separation from service” as of the Date of Termination for purposes of Section 409A of the Code.

(k)For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for one hundred and twenty (120) consecutive calendar days, or one hundred and eighty (180) calendar days during any twelve (12)-month period, as determined in accordance with this Section 1(k), or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by the Company in which Executive participates. The Disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either Party by notice to the other, or (in the case of and with respect to any applicable long-term disability insurance policy or plan) will be determined according to the terms of the applicable long-term disability insurance policy/plan. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability. The determination of the medical doctor selected under this Section 1(k) will be binding on both Parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 1(k), and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section 1(k) for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 1(k).

(l)“Effective Date” shall mean July 1, 2016.

(m)“Employment Effective Date” shall mean the date Executive’s employment with the Company or a predecessor commenced.

(n)“Executive” shall have the meaning set forth in the preamble hereto.

(o)“Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary or Target Bonus; (ii) any failure to pay or provide Executive’s compensation hereunder when due; (iii) any material breach by the Company of a material term of this Agreement; (iv) a material adverse change of Executive’s title, authorities, duties or responsibilities, including without limitation a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive and generally are part of the responsibilities and functions assigned to him in Section 3(a), or the appointment of another individual to the same or similar titles or position; provided that this clause (iv) shall not apply following the delivery to Executive by the Company of a Non-renewal Notice at any time prior to a Change of Control and within one hundred ninety (190) days prior to the end of the term of this Agreement; (v) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the Corporate Office (in each case of clauses (i) through (v) only if Executive objects to the Company in writing within ninety (90) calendar days after first becoming aware of such event and unless the Company retracts and/or rectifies the claimed Good Reason event within thirty (30) calendar days following receipt of such notice; (vi) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change of Control during the Term or (vii) any change in reporting structure such that Executive no longer reports directly to the Company’s Chief Executive Officer (or, if the

Company becomes a subsidiary of another entity, the Chief Executive Officer of the ultimate parent entity).

(p)“Notice of Termination” shall have the meaning set forth in Section 10(b).

(q)“Non-renewal Notice” shall have the meaning set forth in Section 2.

(r)“Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(s)“Plan” shall mean the Company’s 2009 Stock Incentive Plan, as amended by the Company from time to time, and any successor thereto.

(t)“Pro-Rata Bonus” shall mean a pro-rata portion of the Bonus granted to Executive for the year in which the Date of Termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the Date of Termination and the denominator of which is 365, with such pro-rata portion earned in an amount based on the degree to which the applicable performance financial and operational goals are ultimately achieved, as determined by the Committee on a basis applied uniformly to Executive as to other senior executives of the Company.

(u)“Term” shall have the meaning set forth in Section 2.

2.Employment Term. The Company hereby continues to employ Executive, and Executive hereby accepts continued employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date and terminating upon the earlier of (i) the fifth anniversary of the Effective Date (the “Initial Term”) and (ii) the Date of Termination as defined in Section 1(j). The Company may, in its sole discretion, extend the term of this Agreement for additional one (1)-year periods. If the Company fails to provide Executive with at least one hundred eighty (180) days’ notice prior to the end of the Initial Term or any extension thereof of the Company’s intent to not renew this Agreement (the “Non-renewal Notice”), the Initial Term or any previous extension thereof shall be extended one day for each day past the one hundred eightieth (180th) day prior to the end of the Initial Term or any extension thereof on which a Non-renewal Notice is not provided; provided that, if the Company fails to provide any Non-renewal Notice and does not extend the term of this Agreement as of the last day of the Initial Term or any extension thereof, the Non-renewal Notice shall be deemed to have been given to Executive on the last day of the term of this Agreement.

3.Position and Duties.

(a)During the Term, Executive shall serve as the Senior Executive Vice President of the Company; shall have the authorities, duties and responsibilities for overseeing (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including the RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities (including service with affiliates of the Company) reasonably consistent with the foregoing, as may from time to time reasonably be assigned to him by the Chief Executive Officer.

(b)During the Term, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing his personal investments and affairs; provided that such activities do not, either individually or in the aggregate, interfere with the proper performance of his duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this Agreement; and provided further that service on the board of any business entity must be approved in advance by the Board.

4.Place of Performance. During the Term, Executive’s primary office and principal workplace shall be the Corporate Office, except for necessary travel on the Company’s business. The Parties acknowledge and Executive agrees that Executive is expected to commute to the Corporate Office from his principal or secondary residence whether inside or outside of the metropolitan area or areas in which the Corporate Office is located.

5.Annual Base Salary. During the Term and beginning on the Effective Date, Executive shall receive a base salary at a rate not less than $1,250,000 per annum (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any position in or directorship of a Company subsidiary or affiliate that Executive holds. No less frequently than annually during the Term, the Committee, on advice of the Company’s Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6.Bonus. Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus with a target amount not less than 160% of Executive’s Annual Base Salary (the “Target Bonus”), with the actual bonus payout depending on the achievement of levels of performance for that year (the “Bonus”) pursuant to, and as set forth in, the terms of the Company’s Executive Bonus Plan as it may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such bonuses being paid on or before March 15 of the calendar year next following the Bonus Year. Notwithstanding the foregoing, Executive’s Bonus opportunity in respect of fiscal year 2016 shall be prorated based on a fraction (x) the numerator of which is the number of days between the Effective Date and December 31, 2016 and (y) the denominator of which is 366.

7.Benefits. Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its other senior executives in accordance with the plans, practices and programs of the Company, as amended and in effect from time to time. In addition, Executive shall have the right during the Term to use the Company’s jet aircraft for personal purposes for up to thirty (30) flight hours per calendar year (without carryover), provided in each case that such aircraft has not already been scheduled for use for Company business. The Company will report taxable income to Executive in respect of personal use of such aircraft as required by law.

8.    Expenses.

(a)The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

(b)The Company will, not later than thirty (30) calendar days after presentation of an invoice for fees and charges together with customary supporting documentation, reimburse Executive for his legal fees and other charges that he incurs in connection with the drafting, negotiation and implementation of this Agreement, in an amount not to exceed $20,000.

9.    Vacations. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time, provided that, in no event shall Executive be entitled to less than four (4) weeks of paid vacation per calendar year. Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

10.    Termination.

(a)    Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i)Death. Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)Disability. If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the fourteenth (14th) calendar day after delivery of such notice to Executive; provided that, within the fourteen (14) calendar days after such delivery, Executive shall not have returned to full time performance of Executive’s duties. Executive may provide notice to the Company of Executive’s resignation on account of a Disability at any time.

(iii)Cause. The Company may terminate Executive’s employment hereunder for Cause effectively immediately upon delivery of notice to Executive, after complying with any procedural requirements set forth in Section 1(d).

(iv)Good Reason. Executive may terminate Executive’s employment herein with Good Reason upon (A) satisfaction of any advance notice and other procedural requirements set forth in Section 1(n) for any termination following an event described in any of Sections 1(n)(i) through (v), or (B) at least thirty (30) calendar days’ advance written notice by Executive for any termination following an event described in Sections 1(o)(vi) or (vii).

(v)Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon at least thirty (30) calendar days’ advance written notice to Executive.

(vi)Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least thirty (30) calendar days’ advance written notice to the Company.

(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 10 (other than pursuant to Section 10(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other Party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination, which notice shall be delivered within the applicable time periods set forth in subsections 10(a)(ii)-(vi) (the “Notice Period”); provided that the Company may earlier terminate Executive’s employment during such Notice Period and pay to Executive all Annual Base Salary, benefits and other rights due to Executive under this Agreement during such Notice Period (as if Executive continued employment) instead of employing Executive during such Notice Period.

(c)Resignation from Representational Capacities. Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason, Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time. Nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of benefits plans and programs in which he retains an interest or other documents relating to his personal entitlements and obligations, his desk calendars, his rolodex, and the like, or such other records and documents as may reasonably be approved by the Company.

(d)Termination in Connection with Change of Control. If (i) Executive’s employment is terminated by the Company without Cause upon, within thirty (30) calendar days before, or within thirteen (13) months after, a Change of Control, or prior to a Change of Control at the request of a prospective purchaser whose proposed purchase would constitute a

Change of Control upon its completion, such termination shall be deemed to have occurred immediately before such Change of Control for purposes of Section 11(b) of this Agreeement and the Plan, or (ii) Executive’s employment terminates for any reason at the end of the Term following the delivery or deemed delivery to Executive of a Non-renewal Notice upon, within thirty (30) calendar days before, or within thirteen (13) months after, a Change of Control, or prior to a Change of Control at the request of such a prospective purchaser, such termination shall be deemed by the Company to be without Cause and shall be deemed to have occurred immediately before such Change of Control for purposes of Section 11(b) of this Agreement and the Plan.

11.    Termination Pay.

(a)Effective upon the termination of Executive’s employment, the Company will be obligated to pay Executive (or, in the event of Executive’s death, Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 11, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan and the award agreements applicable thereunder). For purposes of this Section 11, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b)Termination by Executive with Good Reason or by Company without Cause. If prior to expiration of the Term, Executive terminates his employment with Good Reason, or if the Company terminates Executive’s employment other than for Cause and other than for death or Disability, Executive will be entitled to receive: (i) all Annual Base Salary earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination and all accrued but unused vacation days at his per-business-day rate of Annual Base Salary in effect as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than ten (10) business days following the Date of Termination; (ii) all reasonable expenses incurred by Executive through the Date of Termination that are reimbursable in accordance with Section 8, which amount shall be paid in cash within thirty (30) calendar days after the submission by Executive of receipts; and (iii) all Bonuses earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than sixty (60) calendar days following the Date of Termination (such amounts in clauses (i), (ii) and (iii) together, the “Accrued Obligations”). If Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke the Release (as defined in Section 11(h)) within sixty (60) calendar days following the Date of Termination, Executive shall also be entitled to receive the following payments and benefits in consideration for Executive abiding by the obligations set forth in Sections 13, 14 and 15:

(A)
an amount equal to 2.0 times the sum of Executive’s (x) Annual Base Salary and (y) Target Bonus for the calendar year in which the Date of Termination occurs, which amount shall (subject to Section 31(a)) be paid in substantially equal installments in accordance with the Company’s normal payroll practices in effect from time to time commencing with the first payroll date more than sixty (60) calendar days following the Date of Termination and ending twenty-four (24) months and sixty (60) days following the Date of Termination; provided that, if a Change of Control occurs during the twenty-four (24) month period after the Date of Termination (or is deemed pursuant to Section 10(d) to have occurred immediately after such Date of Termination) and such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change of Control;

(B)	a Pro-Rata Bonus payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company;

(C)
a lump sum payment (in an amount net of any taxes deducted and other required withholdings) equal to twenty-four (24) times the monthly cost (as of the Date of Termination) for Executive to receive continued coverage under COBRA for health, dental and vision benefits then being provided for Executive at the Company’s cost on the Date of Termination. This amount will be paid on the first payroll date immediately following the thirty (30)-calendar-day anniversary of the Date of Termination and will not take into account increases in coverage costs after the Date of Termination; and

(D)
provide for up to twelve (12) months, or until Executive obtains new employment if sooner, executive-level outplacement services (which provides as part of the outplacement services the use of an office and secretarial support as near as reasonably practicable to Executive’s residence).

(c)No Mitigation. Executive shall not be required to mitigate the amount of any payments provided in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Executive from any other source at any time before or after the Date of Termination.

(d)Termination by Executive without Good Reason or by Company for Cause. If, prior to the expiration of the Term, Executive terminates Executive’s employment without Good Reason or if the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations at the times set forth in Sections

11(b)(i), (ii) and (iii), respectively, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this Section 11(d) or Section 11(f) below.

(e)Termination by Executive Following Receipt of Non-renewal Notice. If Executive terminates Executive's employment for any reason in the year in which Executive receives or is deemed to receive a Non-renewal Notice and at or after such receipt or deemed receipt, Executive shall be entitled to receive the Accrued Obligations at the times set forth in Sections 11(b)(i), (ii) and (iii), respectively, and a Pro-Rata Bonus, which shall be payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company. Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this Section 11(e) or Section 11(g), unless such termination occurs during the Term and is for Good Reason, in which case Executive shall also be entitled to the compensation and benefits contemplated by Section 11(b).

(f)Termination upon Disability or Death. If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 10(a)(ii)) or death (pursuant to Section 10(a)(i)), the Company shall pay to Executive or Executive’s estate (as applicable) the Accrued Obligations at the times set forth in Sections 11(b)(i), (ii) and (iii), respectively, and a Pro-Rata Bonus payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company. In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall (subject to Section 32(a)) make interim payments to Executive equal to such unpaid disability insurance payments until the commencement of disability insurance payments.

(f)Benefits on Any Termination. On any termination of Executive’s employment hereunder, he shall be entitled to other or additional benefits in accordance with the then applicable terms of applicable plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates (excluding any such plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates providing for severance payments and/or benefits) (collectively, “Company Arrangements”).

(g)Conditions to Payments. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 11(b)(A)-(D) shall be paid only if Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke a general release of claims in favor of the Company, its affiliates, and their respective successors, assigns, officers, directors and representatives in substantially the form attached hereto as Exhibit A hereto (the “Release”) within no later than sixty (60) calendar days following the Date of Termination. If Executive does not timely sign and deliver such Release to the Company, or if Executive timely revokes such Release, Executive hereby acknowledges and agrees that he shall forfeit any and all right to any and all amounts payable and benefits or additional rights provided pursuant to Sections 11(b)(A)-(D).

(h)Survival. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties under this Agreement shall survive any termination of Executive’s employment.

12.    Excess Parachute Payment.

(a)    Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).

(b)The determination of whether the Total Payments shall be reduced as provided in Section 12(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the ten (10) largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two (2) business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within ten (10) business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 12(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by

Executive and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

(c)If, notwithstanding any reduction described in this Section 12, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.” The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 12(c), Executive shall pay the Excise Tax.

(d)Notwithstanding any other provision of this Section 12, if (i) there is a reduction in the Total Payments as described in this Section 12, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 12 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

(e)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

13.    Competition/Confidentiality.

(a)Acknowledgments by Executive. Executive acknowledges that: (i) on and following the Employment Effective Date and through the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (ii) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (iii) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (iv) the provisions of this Section 13 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all inventions and works made or created by Executive.

(b)Confidential Information.

(i)Executive acknowledges that on and following the Employment Effective Date and through the Term Executive has had and will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to the Company learned by Executive on and following the Employment Effective Date and through the Term or as a result of Executive’s employment with the Company:

(A)	information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B)
the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)	any trade secret or confidential information of or concerning any business operation or business relationship;

(D)	computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)
information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)	information concerning the Company’s employees, officers, directors and shareholders; and

(G)	any other trade secret or information of a confidential or proprietary nature.

(iii)Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

(iv)Notwithstanding the foregoing, Confidential Information shall not include information that has come within the public domain through no fault of or action by Executive or that has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligations that such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information. Further, nothing herein shall prohibit Executive from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

(v)    Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment by either Party, or upon the request of the Company on and following the Effective Date and through the Term, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

14.    Proprietary Developments.

(a)Developments. Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Employment Effective Date. Executive hereby transfers and assigns to the Company all proprietary rights that Executive may have or acquire in any Developments and Executive waives any other special right which Executive may have or accrue therein. Executive will execute any documents and to take any actions that may be required, in the reasonable determination of the Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to the Company with respect to such Developments as are to be the Company’s exclusive property or to vest in the Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by Company. The Parties agree that Developments shall constitute Confidential Information.

(b)Work Made for Hire. Any work performed by Executive during Executive’s employment with the Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

15.    Non-Competition and Non-Interference.

(a)Acknowledgments by Executive. Executive acknowledges and agrees that: (i) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company competes with other businesses that are or could be located in any part of the world; (iii) the provisions of this Section 15 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living; and (iv) the Company has agreed to provide the severance and other benefits set forth in Sections 11(b)(A)-(D) in consideration for Executive’s abiding by the obligations under this Section 15 and but for Executive’s agreement to comply with such obligations, the Company would not have agreed to provide such severance and other benefits.

(b)Covenants of Executive. For purposes of this Section 15, the term “Restricted Period” shall mean the period commencing on the Effective Date and terminating on the second anniversary (or, in the case of Section 15(b)(iii), the first anniversary) of the Date of Termination. In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

(i)    in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (as defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business (A) owns or operates a cable television system; (B) provides direct television or any satellite based, telephone system based, internet based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); (C) provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; (D) provides data or internet access services; (E) offers, provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates and, in the case of this clause (E), which produced greater than ten percent (10%) of the Company’s revenues in the calendar year immediately prior to the year in which employment terminated; or (F) who or which in any case is preparing or planning to do any of the activities described in the preceding clauses (A) through (E). The provisions of this Section 15 shall not be construed or applied (I) so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (II) so as to prohibit Executive from working as an employee in the cable television business for a company/business that owns or operates cable television franchises (by way of example as of the Effective Date only, Altice, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided that Executive does not otherwise violate the terms of this Agreement in connection with that work; and provided further that nothing in this Section 15(b)(i) shall abrogate or affect any provision regarding the effect of Executive’s working for a company/business that owns or operates cable television franchises (including, as of the Effective Date only, Altice, Cox and Comcast) in any stock option or other equity award agreement between Executive and the Company;

(ii)contact, solicit or provide any service in connection with any Competitive Business to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any Competitive Business, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii)solicit or recruit for employment, or hire or attempt to hire, any person or persons who are employed by the Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the Date of Termination, or otherwise interfere with the relationship between any such person and the Company; nor will Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees, nor shall it prohibit Executive from providing a personal reference for the person or persons described in this subsection in response to a request for such a personal reference.

If Executive violates any covenant contained in this Section 15, then the term of the covenants in this Section shall be extended by the period of time Executive was in violation of the same.

(c)Provisions Pertaining to the Covenants. Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and will extend hereafter to other countries and territories and agrees that the scope of this Section 15 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates. It is agreed that Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of Executive’s breach of this Section, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Section 13, 14 or 15 is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the Parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant the Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. The Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by the Company’s failure to exercise any of its rights under any such agreement.

(d)Notices. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

(e)Injunctive Relief and Additional Remedy. Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 13, 14 and 15) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section or any other remedies of the Company, in the event of a determination by a court of competent jurisdiction, as to which no further appeal can be taken or as to which the time to appeal has expired, that Executive has willfully breached a material obligation under Section 13, 14 or 15, (i) the Company will have the right to cease making any payments otherwise due to Executive under this Agreement and (ii) Executive will repay to the Company all amounts paid to him under this Agreement on and following the date that such breach first occurred (as determined by the court), including but not limited to the return of any stock and options (and stock purchased through the exercise of options) that first became vested following such date, and the proceeds of the sale of any such stock. Notwithstanding the foregoing, if Executive's breach of a material obligation under Section 13, 14 or 15 is curable, prior to seeking the remedies contemplated by the immediately preceding sentence, the Company shall provide Executive written notice of such breach and Executive shall be given ten (10) business days from receipt of such written notice to cure, provided, that if Executive cures such breach and then breaches again, no further opportunity to cure shall be provided.

(f)Covenants of Sections 13, 14 and 15 are Essential and Independent Covenants. The covenants by Executive in Sections 13, 14 and 15 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive. The Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. Executive’s covenants in Sections 13, 14 and 15 are independent covenants and the existence of any claim by Executive against the Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Section 13, 14 or 15. If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 13, 14 and 15. The Company’s right to enforce the covenants in Sections 13, 14 and 15 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Section 13, 14 or 15, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 13, 14 and 15.

16.    Representations and Further Agreements.

(a)Executive represents, warrants and covenants to the Company that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(b)During Executive’s employment with the Company and subsequent to the cessation thereof, Executive will reasonably cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters. Executive shall reasonably cooperate with the Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to the Company all documents or papers that may be necessary to enable the Company to publish or protect such intellectual property rights. Subsequent to the cessation of Executive’s employment with the Company, the Parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If the Company requires Executive to travel outside the metropolitan area in the United States where Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so; provided that Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not complete and truthful.

(c)The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound, and (iii) upon the execution and delivery of this Agreement by the

Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

17.Mutual Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other Party which is intended or reasonably likely to disparage the other Party, or otherwise degrade the other Party’s reputation in the business or legal community or in the telecommunications industry.

18.Foreign Corrupt Practices Act. Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person. A material violation by Executive of the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause in accordance with Section 10(a)(iii).

19.Purchases and Sales of the Company’s Securities. Executive has read and agrees to comply in all respects with the Company’s Policy Regarding the Purchase and Sale of the Company’s Securities by Employees (the “Policy”), as the Policy may be amended from time to time. Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

20.Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation, and other withholding amounts authorized by Executive.

21.Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; (b) on the date of transmission, if delivered by confirmed facsimile; (c) three (3) calendar days after being sent via U.S. certified mail, return receipt requested; or (d) the calendar day after being sent via overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:     Charter Communications, Inc.
400 Atlantic Street

Stamford, Connecticut 06901 Attention: General Counsel

Facsimile: (203) 564-1377

If to Executive, to the home address and facsimile number of Executive most recently on file in the records of the Company;

Either Party may change the address to which notices, requests, demands and other communications to such Party shall be delivered personally or mailed by giving written notice to the other Party in the manner described above.

22.Binding Effect. This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

23.Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to its specific subject matter and supersedes any prior oral and written communications, agreements and understandings among the Parties concerning the specific subject matter hereof. This Agreement may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Agreement that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

24.Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement; provided that the provisions held illegal, invalid or unenforceable do not reflect or manifest a fundamental benefit bargained for by a Party hereto.

25.Assignment. Without limitation of Executive’s right to terminate for Good Reason under Section 10(a)(iv), this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning Executive’s spouse and lineal descendants). This Agreement shall be binding in all respects on permissible assignees.

26.Notification. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

27.Choice of Law/Jurisdiction. This Agreement is deemed to be accepted and entered into in Delaware. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the Parties, shall be governed by the laws of the State of Delaware without giving effect to its rules governing conflicts of laws. With respect to orders in aid or enforcement of arbitration awards and injunctive relief, venue and jurisdiction are proper in any county in Delaware, and (if federal jurisdiction exists) any United States District Court in Delaware, and the Parties waive all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

28.Arbitration. Any claim or dispute between the Parties arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 15(e) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Wilmington, Delaware, before a panel of three arbitrators in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and this Section 28. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending the resolution of any Covered Claim, Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company shall reimburse Executive for all costs and expenses (including, without limitation, legal, tax and accounting fees) incurred by him in any arbitration under this Section 28, to the extent he substantially prevails in any such arbitration.

29.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

30.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

31.Section 409A Compliance.

(a)    This Agreement is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, be delayed for six (6) months after Executive’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Executive dies during the six (6)-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) calendar days after the date of Executive’s death.

(b)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By: _______________________________
Print Name: _________________________
Title: _______________________________

EXECUTIVE

/s/ David G. Ellen
Name:     David G. Ellen

EXHIBIT A

RELEASE

This Release of Claims (this “Release”) is entered into as of the “Date of Termination” (as defined in that certain Employment Agreement, dated November 10, 2016, to which David G. Ellen (“Executive”) and CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), are parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”).

1.	Release of Claims by Executive.

(a)Pursuant to Section 11(h) of the Employment Agreement, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, events occurring on or before the date hereof relating to Executive’s employment or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1)any right arising under, or preserved by, this Release or the Employment Agreement;

(2)for avoidance of doubt, any right to indemnification under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party,

(iii) any other agreement between Executive and a Company Released Party or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

(3)for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group.

(b)No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1 (each, individually, a “Proceeding”), and no Executive Releasor shall participate voluntarily in any Proceeding; provided, however, and subject to the immediately following sentence, nothing set forth herein is intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Agreement prohibit Executive from cooperating with any such agency in its investigation. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(c)In the event any Proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such Proceeding shall be repaid to the Company by Executive within ten (10) calendar days of his receipt thereof.

(d)The amounts and other benefits set forth in Sections 11(b)(A)-(D) of the Employment Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and non-revocation of this Release and Executive’s agreements and covenants contained in the Employment Agreement. Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e)The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses. Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

2.	Voluntary Execution of Release.

BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

(a)HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b)IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c)HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(d)THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e)THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f)HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g)NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE; AND

(h)HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

3.	Miscellaneous.

The provisions of the Employment Agreement relating to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures, shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release. For avoidance of doubt, this Section 3 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

IN WITNESS WHEREOF, Executive has acknowledged, executed and delivered this Release on the date indicated below.

/s/ David G. Ellen
David G. Ellen

Date:

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